[COVER LETTER FOR INITIAL MAILING]

[Date]

Dear Shareholders and Friends:

     We are pleased to announce that Emclaire Financial Corp. (the "Company") is conducting a common stock offering of up to 200,800 shares. The shares are being offered to the Company's shareholders, customers, business associates and the general public. The purchase price is $13.50 per share.

     The Company is the holding company for the Farmers National Bank of Emlenton (the "Bank"), a national banking association. The Bank has seven full service branch offices in Venango, Clarion and Butler Counties. At June 30, 1996, the Company had total consolidated assets, deposits and stockholders' equity of $109.4 million, $100.2 million and $9.2 million, respectively.

     Please read the enclosed Prospectus carefully. It includes important financial and other information about the Company and describes the Offering in detail. To subscribe for shares, please complete the enclosed Stock Subscription Agreement and submit it, along with full payment of the purchase price, to the Company in the enclosed postage-paid return envelope, which must be received before 5:00 p.m. on ________________________.

     If you have questions about the Offering, please call the Stock Information Center at (412) 867-2311 and ask to speak with a representative about the Emclaire Financial Corp. Stock Offering.

                                         Sincerely,



                                         Ronald L. Ashbaugh
                                         President and Chairman of the Board

RLA/skf
Enclosure

This letter is neither an offer to sell nor a solicitation of an offer to buy securities. The Offering is made only by the Prospectus. These securities are not bank deposits, are not obligations of, or guaranteed by any bank, are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, and involve investment risk, including the possible loss of principal.

                      [COVER LETTER FOR RESPONSE MAILING]

[Date]

Dear Potential Investor:

      Thank you for your interest in Emclaire Financial Corporation's (the "Company") common stock offering of up to 200,800 shares. The shares are being offered to the Company's shareholders, customers, business associates and the general public. The purchase price is $13.50 per share.

      The Company is the holding company for The Farmers National Bank of Emlenton (the "Bank"), a national banking association. The Bank has seven full service branch offices in Venango, Clarion and Butler Counties. At June 30, 1996, the Company had total consolidated assets, deposits and stockholders' equity of $109.4 million, $100.2 million and $9.2 million, respectively.

      Please read the enclosed Prospectus carefully. It includes important financial and other information about the Company and describes the Offering in detail. To subscribe for shares, please complete the enclosed Stock Subscription Agreement and submit it, along with full payment of the purchase price, to the Company in the enclosed postage-paid return envelope, which must be received before 5:00 p.m. on _____________________.

      If you have any questions about the Offering, please call the Stock Information Center at (412) 867-2311 and ask to speak with a representative about the Emclaire Financial Corp. Stock Offering.

                                      Sincerely,



                                      Ronald L. Ashbaugh
                                      President and Chairman of the Board

RLA/skf
Enclosure

This letter is neither an offer to sell nor a solicitation of an offer to buy securities. The Offering is made only by the Prospectus. These securities are not bank deposits, are not obligations of, or guaranteed by any bank, are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, and involve investment risk, including the possible loss of principal.

                          [NEWSPAPERS ADVERTISEMENT]

      This announcement is neither an offer sell nor a solicitation of offers to buy the stock of Emclaire Financial Corp. The offering is made only by the prospectus which is available upon request.

                               You are Invited to
                    Share in the Future of Community Banking

                                ----------------

                            Emclaire Financial Corp.
                              (Holding Company for
                     The Farmers National Bank of Emlenton)

                                 200,800 Shares

                                  Common Stock

                                $13.50 per Share

                                ----------------

                        WE ARE NOW OFFERING COMMON STOCK

    To learn more about buying shares of Emclaire Financial Corp., please...

                            Call us at (412) 867-2311
                                       OR
           Clip the coupon and mail it to our Stock Information Center

                                ----------------

                                      LOGO

                                ----------------

                                 (Coupon layout)

                [Community Meeting Invitation and Advertisement]

                                      LOGO

           (Holding company for The Farmers National Bank of Emlenton)

   You are cordially invited to a Community Information Meeting and Reception

                       -----------------------------------

        Please join the Board of Directors and Senior Management Team of Emclaire Financial Corp. at one of the community information meetings listed below. We will tell you more about our commitment to community banking and our stock offering. To reserve a place for yourself and your friends who may have an interest in becoming a shareholder of Emclaire Financial Corp.,
                       please call us at (412) 867-2311.


                       -----------------------------------

                           Dates, Times and Locations






                       -----------------------------------


                                      LOGO

                    Share in the Future of Community Banking

        This announcement is neither an offer to sell nor a solicitation of offers to buy the stock of Emclaire Financial Corp.
              The offering is made only by the prospectus which is
                             available upon request.

                             [Q & A Brochure Cover]






                               Share in the Future
                              of Community Banking



                       ----------------------------------

                               Questions & Answers
                            About Our Stock Offering


                       ----------------------------------







                                      Logo

           (Holding Company for The Farmers National Bank of Emlenton)

                      ------------------------------------

                                  INTRODUCTION

Emclaire Financial Corp. (the "Company") is the holding company for The Farmers National Bank of Emlenton.

The Company is raising a maximum of $2.71 million of additional capital by offering up to 200,080 shares of common stock ("Common Stock").

Some of the most frequently asked questions about the Company and the Offering are outlined below.

INFORMATION ABOUT EMCLAIRE FINANCIAL CORP.

Q. What is the background of the Company?

A. The Company is a bank holding company headquartered in Emlenton, Pennsylvania and is the holding company for The Farmers National Bank of Emlenton (the "Bank"). The Bank has seven full service offices located in Venango, Clarion and Butler Counties. As of June 30, 1996, the Company had total consolidated assets, deposits and shareholders' equity of approximately $109.4 million, $100.2 million and $9.2 million, respectively.

The Bank provides a wide range of community banking services for consumers and small to medium-size companies. Lending is concentrated in residential mortgage and other real estate loans, commercial and agricultural loans and consumer loans to local borrowers. The Company's lending and investing activities are funded principally by deposits obtained through its retail branch office network.

The Bank's  approach is that of a community  bank --  development  of  long-term
customer   relationships,   personalized   service,   convenient  locations  and
convenient hours of operation.

Q. What have been the Company's results of operations?

A. The Company reported net income of approximately $1.172 million for the year ended December 31, 19956, which represents a return on average assets of 1.10% and a return on average equity of 13.56%.

For the six months ended June 30, 1996, the Company reported net income of $501,000, representing an annualized return on average assets of 1.00% and an annualized return on average equity of 10.86%.

                                  THE OFFERING

GENERAL

The Company is offering up to 200,800 shares of Common Stock in an Offering, through which the Company's shareholders, customers and the general public may subscribe for shares.

The Offering will conclude on _________________________, unless the Company extends the Offering for up to an additional _______ days. The Company may, in its sole discretion, increase the number of shares to 230,800 shares in the event shares are oversubscribed in the Offering. The additional shares are referred to as the "Over-allotment Reserve."

Q. How will the net proceeds of the Offerings be used?

A. The net proceeds to the Company from the Offerings are estimated to be $2.5 million, if all 200,800 shares are sold. The Company intends to contribute the net proceeds to the Bank as additional capital to support the growth and expansion of the Bank.

Q. How many shares are being offered, and is there a minimum number of shares that must be subscribed for by investors in order for the Company to complete the Offerings and receive proceeds?

A. The Company is offering up to 200,800 shares (excluding the Over-allotment Reserve) of Common Stock. There is no minimum of shares which must be subscribed for in order for the Offering to close and proceeds to be distributed to the Company. All subscriptions are irrevocable upon receipt by the Company, regardless of the aggregate number of shares which may be subscribed for by investors and even if the market price of the Common Stock falls below the purchase price during the period of the Offering. In the Offering, the minimum number of shares that may be subscribed for per investor is 100 shares and the maximum number per investor is 10,000 shares, unless waived by the Company's Board of Directors.

PRICING

Q. What is the Offering Price per share of the Common Stock in the Offering and how was the Offering Price determined?

A. The Offering Price per share is $13.50. The Offering Price of the Common Stock has been determined by the Board of Directors of the Company after taking into account various factors including prevailing market conditions, the Company's earnings and current financial position, the Company's prospects, recent trading history of the Common Stock, current stockholders' equity per share and the value of similar securities. The Offering Price does not necessarily reflect the price at which the Common Stock may trade following the Offering.

Q. Must I pay a commission when buying the shares?

A. No brokerage commission or fee will be charged to subscribers for the purchase of Common Stock in the Offering. The Company is responsible for paying all of the expenses of the Offering.

ORDERING

Q. How do I pay for the Common Stock?

A. Subscribers must complete and submit to the Company the Stock Subscription Agreement. Subscribers should make payment in the amount of the aggregate purchase price, by check payable to "Emclaire Financial Corp.". Payment for shares of Common Stock may be made (i) if delivered in person, (ii) by check or money order payable to the Company, or (iii) by wire transfer of funds to the escrow account maintained by the Company for such purposes at The Farmers National Bank of Emlenton, Account No. ________________; ABA No. ____________. For orders or subscriptions of $25,000 or more, payments must be made by wire transfer, certified check, cashier's check or money order. An executed Stock Subscription Agreement, once received by the Company, may not be modified, amended or rescinded without the consent of the Company. All funds received in payment of the purchase price will be held by the Company in a non-interest bearing escrow account at the Bank. Remittance to the Company may be made in the enclosed postage paid return envelope.

Q. What are the purchase limitations?

A. Each investor in the Offering is required to subscribe for a minimum of 100 shares. The maximum subscription for each investor in the Offering is 10,000 shares, unless waived by the Company's Board of Directors. The Company reserves the right to accept or reject, in whole or in part, any subscription in the Offering.

Q. How do I purchase common stock through an IRA?

A. You may establish a self-directed IRA through a broker-dealer, or another fiduciary of your choosing. Call the Stock Information Center and speak with a representative for assistance with IRA orders. IRA transactions can take some time, so contact the Stock Information Center early.

TIMING

Q. When is the Offering expected to conclude?

A. The Offering is expected to terminate at 5:00 P.M. on ___________________, unless extended by the Company for up to an additional 30 days. The Company reserves the right to terminate the Offering, without prior notice, at any time after ____________________.

Q. When will I receive my stock certificate?

A. Stock certificates for shares subscribed for and accepted by the Closing Date are expected to be issued within 15 days after such date.

AFTERMARKET

Q. How is the Company's stock traded?

A. Prior to the Offering, there has been no public market for the Common Stock of the Company. Although there can be no assurance, the Company expects that, following the Offering, the Common Stock will be traded in the over-the-counter market ("OTC") through the OTS "Electronic Bulletin Board." There can be no assurance, however, that an active trading market will develop or, if developed, will be sustained following the Offering. Hopper Soliday has advised the Company that, upon completion of the Offering, it intends to make a market in the Common Stock, subject to market conditions.

Q. Will dividends be paid on the common stock?

A. The Company has paid cash dividends every year since its formation in 1989. It is the present intention of the Board of Directors to continue to pay regular quarterly cash dividends.

The Company paid annual dividends of 0.55 cents per share in 1995 (includes a $0.15 per share special dividend). The Company paid quarterly dividends of $0.10 in the first quarter of 1996 and $0.11 per share in the second and third quarters of 1996.

Payments of dividends is dependent upon a number of factors considered by the Board of Directors, including certain regulatory considerations, operating results, financial condition and general business conditions.

Q. In the future, how can I purchase additional shares or sell shares?

A. Shares may be traded through any stockbroker. A commission may be charged for trades through a stockbroker. Hopper Soliday intends to make a market in the stock after the offering, subject to market conditions.

FURTHER INFORMATION

Q. How can I get additional information about the Offering?

A. You may obtain additional information about the Offerings by contacting the Stock Information Center at (412) 867-2311.

This Questions and Answers Pamphlet is neither an offer to sell nor a solicitation of an offer to buy securities. The Offering is made only by the Prospectus. The shares of Common Stock are not bank deposits, are not obligations of, or guaranteed by the bank, are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, and involve investment risk, including the possible loss of principal. Copies of the Prospectus may be obtained by calling the Stock Information Center at (412) 867-2311. See the "Special Risk Considerations" section of the Prospectus for a discussion of certain matters that should be considered carefully by prospective purchasers of the Common Stock.